Exhibit 99.1

Pingtan Marine Enterprise Ltd.	Page 1
August 17, 2020

pingtan marine enterprise Reports FINANCIAL RESULTS

for the second quarter ended June 30, 2020

Company to Hold Conference Call on Tuesday, August 18, 2020, at 8:30 AM ET

FUZHOU, China, August 17, 2020 – Pingtan Marine Enterprise Ltd. (Nasdaq: PME) (“Pingtan” or the “Company”), a global fishing company based in the People’s Republic of China (PRC), today announced financial results for its second quarter and first six months ended June 30, 2020.

Second Quarter 2020 Financial Highlights (Year-on-Year Comparisons)

●	Revenue was $23.5 million compared to $25.5 million.

●	Gross profit was $2.2 million compared to $9.3 million.

●	Net loss was $1.7 million compared to net income of $5.0 million.

●	Net loss attributable to owners of the Company was $1.6 million, or $(0.02) per basic and diluted share, compared to net income attributable to owners of the Company of $4.6 million, or $0.06 per basic and diluted share.

Management Comments

Mr. Xinrong Zhuo, Chairman and CEO of the Company, commented, “Although the COVID-19 pandemic appears to be under control in China, the situation is still severe in many countries and regions of the world, and the pandemic has adversely affected the global market and economy. In the second quarter of 2020, a second wave of regional spreading of the coronavirus occurred in some cities in China, including Beijing, and some cases were related to seafood markets, which had an impact on the prices of marine catches. In the second quarter of 2020, although we saw a decrease of $1.7 million in revenue during the quarter compared to the same period in 2019, our sales volume peaked to 21.8 million kg, an increase of 41% compared to the same period in 2019 and the highest record of single-quarter sales volume in the last five years. With the regional spreading of the coronavirus generally contained, the Chinese market is gradually recovering, and the catering and entertainment industry is resuming normal operations. Although we are not able to estimate the future impact of the COVID-19 pandemic at this time, we believe that the Chinese consumers’ demand for seafood will return and grow during the second half of 2020. In reaction to the potential market variations and to assist the Company in its development and expansion of catch species, we are building a large-scale Antarctica krill fishing and processing vessel with a gross tonnage of 8600 and overall length of 107 meters. Upon completion and operation of this vessel, our fishing areas will be expanded to the Antarctic waters and our fishing capacity will be further enhanced.”

Pingtan Marine Enterprise Ltd.	Page 2
August 17, 2020

Factors Affecting Pingtan’s Results of Operations

COVID-19 pandemic

The recent COVID-19 pandemic has spread rapidly throughout the world and significantly curtailed the global economic activities. As the first country to be engulfed in the pandemic, China introduced strict emergency quarantine measures and travel restrictions to contain the pandemic, which had a big impact on China’s economy in the first half of 2020. Although it was generally believed that the pandemic was under control in the second quarter, the PRC government continued to take precautionary quarantine measures to avoid additional outbreaks of the pandemic, which had an adverse impact on the economic activities in China.

The continued precautionary quarantine measures by the PRC government and travel restrictions implemented by some countries have had a significant impact on many sectors across China, which has also adversely affected the Company’s operations in China, despite the PRC government’s efforts to revive the economy. To reduce the impact on its production and operation, the Company has taken and may continue to take actions in response as necessary, including but not limited to continued shifts in work system, paid leave and reducing the number of foreign crews on its vessels. Its management is focused on mitigating the effects of COVID-19 on its business operations while protecting the health of its employees. The Company will continue to actively monitor the situation and may take further actions that alter its business operations as may be required by local authorities or that the Company determines in the best interests of its employees, customers, partners and suppliers.

Some of Pingtan’s customers are fish processing plants that exports processed fish products to foreign countries. These customers tended to reduce or postpone their purchases from the Company in the initial stage of the pandemic and have now started adjusting their business strategies in relation to exportation or domestic sale. These customers and other customers of the Company may further reduce or postpone their purchases in the future due to the pandemic, which may lead to an increase in inventory. The Company may take necessary de-stocking measures, such as lowering the selling prices of catches and extending the term of payment for certain accounts receivable, which may adversely affect the financial conditions and working capital of the Company.

The situation created by the COVID-19 pandemic has led to an unprecedented economic uncertainty globally. However, the extent of the impact on the Company’s financial condition and results of operations is still highly uncertain and will depend on future developments, such as the ultimate duration and scope of the outbreak, its impact on its customers and exporters, how quickly normal economic conditions, operations, and the demand for its products can resume and whether the pandemic leads to recessionary conditions in China.

Although both the PRC government and the Company have taken measures in response to the pandemic, the Company anticipates that its results of operations will continue to be impacted by this pandemic in the third and fourth quarters of 2020, and is unable to reasonably estimate the extent of the impact on its full-year results of operations, its liquidity or its overall financial position.

The Company’s Fishing Fleet

As of June 30, 2020, of the Company’s 143 vessels, 69 were located in the international waters, 12 were located in the Bay of Bengal in India, 13 were located in the PRC, 37 were located in the Arafura Sea in Indonesia, 10 just completed the rebuilding projects and were preparing for operation in the international waters, 1 transport vessel was in the modification and rebuilding stage and 1 new krill fishing and processing vessel was in building stage.

Pingtan Marine Enterprise Ltd.	Page 3
August 17, 2020

Second Quarter 2020 Selected Financial Highlights

($ in millions, except shares and per share data)	Three Months ended June 30,
	2020	2019

Revenue	$23.5	$25.5
Cost of Revenue	$21.3	$16.2
Gross Profit	$2.2	$9.3
Gross Margin	9.2%	36.4%
Net (Loss) Income	$(1.7)	$5.0
Basic and Diluted Weighted Average Shares	79.1	79.1
EPS (in $)	$(0.02)	$0.06

Balance Sheet Highlights

($ in millions, except for book value per share)	6/30/2020	12/31/2019

Cash and Cash Equivalents	$3.4	$10.1
Total Current Assets	$165.6	$64.3
Total Assets	$557.4	$404.1
Total Current Liabilities	$183.1	$88.8
Long-term bank loans, non-current portion	$214.4	$160.2
Total Liabilities	$397.5	$249.1
Shareholders’ Equity	$160.0	$155.1
Total Liabilities and Shareholders’ Equity	$557.4	$404.1
Book Value Per Share (in $)	$2.02	$1.96

Consolidated Financial and Operating Review

Revenue

Revenue for the three months ended June 30, 2020 was $23.5 million, a decrease of $2.0 million, or 7.9%, from $25.5 million for the same period in 2019. Sales volume increased by 41.0% to 21.8 million KG in the three months ended June 30, 2020 from 15.4 million KG in the same period of 2019. The decrease in revenue was primarily attributable to the different sales mix and the decrease in the average unit sale price, despite the increase in sales volume due to more vessels in operations. Average unit sale price decreased 34.5% in the three months ended June 30, 2020 as compared to the three months ended June 30, 2019.

For the six months ended June 30, 2020, the Company’s revenues were $40.8 million compared to $43.9 million in the first half of 2019, a decrease of $3.1 million, or 7.1%. Sales volumes in the six months ended June 30, 2020 increased by 46.0% to 35.3 million KG from 24.2 million KG in the six months ended June 30, 2019. Average unit sale price decreased by 36.3% in the six months ended June 30, 2020 as compared to the six months ended June 30, 2019. The decrease is due to the same reasons described above.

Pingtan Marine Enterprise Ltd.	Page 4
August 17, 2020

Gross Margin

The Company’s gross margin was 9.2% for the three months ended June 30, 2020, compared to 36.4% in the prior year period. The decrease in gross margin for the three months ended June 30, 2020 as compared to the same period of 2019 is due to the decrease in average unit sale price by 34.5% while the cost per unit had a slight decrease. A key species of the Company’s sales mix was Indian Ocean squid whose market price was on the low side, and the market price of frozen seafood was affected due to the COVID-19 pandemic, which together led to a decrease in the average unit sale price of sales mix.

For the six months ended June 30, 2020, gross margin decreased to 19.4% from 30.4% in the same period of 2019. The decrease in gross margin for the six months ended June 30, 2020 is due to the same reasons described above.

Selling Expenses

For the three months ended June 30, 2020, selling expenses were $1.0 million compared to $0.5 million in the prior year period. The increase was primarily due to the increase in insurance, storage fees and other miscellaneous selling expenses.

For the six months ended June 30, 2020, selling expenses were $2.0 million compared to $1.2 million in the same period of 2019. The increase is due to the same reasons described above.

General & Administrative Expenses

For the three months ended June 30, 2020, general and administrative expenses were $1.6 million, compared to $2.1 million in the prior year period, a decrease of 25.1%. The decrease was primarily due to the decrease in compensation and related benefits and other general and administrative expenses, the increase in bad debt recovery and no impairment loss recorded for the three months ended June 30, 2020 as compared to an impairment loss of $0.2 million for the three months ended June 30, 2019.

For the six months ended June 30, 2020, general and administrative expenses were $3.6 million, compared to $6.9 million in the prior year period, a decrease of 48.6%. The decrease was primarily due to the decrease in depreciation of non-operating vessels, compensation and related benefits, other general and administrative expenses and no impairment loss recorded for the six months ended June 30, 2020 as compared to an impairment loss $2.5 million for the six months ended June 30, 2019.

Net (Loss) Income

Net loss for the three months ended June 30, 2020 was $1.7 million, compared to net income of $5.0 million in the same period of 2019.

Net income for the six months ended June 30, 2020 was 6.8 million, compared to net income of $3.1 million in the same period of 2019.

Pingtan Marine Enterprise Ltd.	Page 5
August 17, 2020

Net (Loss) Income Attributable to Owners of the Company

Net loss attributable to owners of the Company for the three months ended June 30, 2020 was $1.6 million, or $(0.02) per basic and diluted share, compared to net income attributable to owners of the Company of $4.6 million, or $0.06 per basic and diluted share, in the same period of 2019.

Net income attributable to owners of the Company for the six months ended June 30, 2020 was $6.1 million, or $0.08 per basic and diluted share, compared to net income attributable to owners of the Company of $2.7 million, or $0.03 per basic and diluted share, in the same period of 2019.

Conference Call Details

Pingtan will discuss the financial results for the second quarter of 2020 during a conference call on Tuesday, August 18, 2020 – 8:30 a.m. ET.

The dial-in numbers are:

Live Participant Dial-in (Toll Free):	+1 (877) 407-0310
Live Participant Dial-in (International):	+1 (201) 493-6786

To listen to the live webcast, please go to http://www.ptmarine.com and click on the conference call link at the top of the page, or go to: https://78449.themediaframe.com/dataconf/productusers/pme/mediaframe/40260/indexl.html. This webcast will be archived and accessible through the Company’s website for approximately 30 days following the call.

About Pingtan

Pingtan is a global fishing company engaging in ocean fishing through its subsidiary, Fujian Provincial Pingtan County Ocean Fishing Group Co., Ltd., or Pingtan Fishing.

Business Risks and Forward-Looking Statements

This press release may contain forward-looking statements that are subject to the safe harbors created under the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended. Words such as “estimate,” “project,” “forecast,” “plan,” “believe,” “may,” “expect,” “anticipate,” “intend,” “planned,” “potential,” “can,” “expectation” and similar expressions, or the negative of those expressions, may identify forward-looking statements. Although forward-looking statements reflect the good faith judgment of our management, such statements can only be based on facts and factors currently known by us. Consequently, forward-looking statements are inherently subject to risks and uncertainties and actual results and outcomes may differ materially from the results and outcomes discussed in or anticipated by the forward-looking statements. Risks include anticipated growth and growth strategies; need for additional capital and the availability of financing; locating or re-locating vessels, in foreign waters and related license requirements; our ability to successfully manage relationships with customers, distributors and other important relationships; actions taken by government regulators, such as the Indonesian moratorium; technological changes; competition; demand for our products and services; the deterioration of general economic conditions, whether internationally, nationally or in the local markets in which we operate; the impact of the current coronavirus (COVID-19) pandemic on the Company’s financial condition, business operations and liquidity; the impact of COVID-19 on our customers and distributors; legislative or regulatory changes that may adversely affect our business; operational, mechanical, climatic or other unanticipated issues that adversely affect the production capacity of the Company’s fishing vessels and their ability to generate expected annual revenue and net income; and other risk factors contained in Pingtan’s SEC filings available at www.sec.gov, including Pingtan’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. Pingtan undertakes no obligation to update or revise any forward-looking statements for any reason, except as required by law.

CONTACT:

LiMing Yung (Michael)

Chief Financial Officer

Pingtan Marine Enterprise Ltd.

Tel: +86 591 87271753

michaelyung@ptmarine.net

Maggie Li
Investor Relations Manager
Pingtan Marine Enterprise Ltd.
Tel: +86 591 8727 1753
mli@ptmarine.net

INVESTOR RELATIONS

PureRock Communications Limited

PTmarine@pure-rock.com

Pingtan Marine Enterprise Ltd.	Page 6
August 17, 2020

PINGTAN MARINE ENTERPRISE LTD. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(IN U.S. DOLLARS)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2020	2019	2020	2019

REVENUE	$23,463,133	$25,463,094	$40,770,133	$43,887,303

COST OF REVENUE	21,299,920	16,196,280	32,854,363	30,539,838

GROSS PROFIT	2,163,213	9,266,814	7,915,770	13,347,465

OPERATING EXPENSES:
Selling	1,046,519	535,276	1,948,170	1,245,205
General and administrative	795,332	1,365,250	2,065,475	4,960,640
General and administrative - depreciation	789,334	749,056	1,500,767	1,971,217
Subsidy	(564,095)	-	(8,338,088)	-
Loss on fixed assets disposal	-	166,152	-	166,152

Total Operating Expenses	2,067,090	2,815,734	(2,823,676)	8,343,214

INCOME FROM OPERATIONS	96,123	6,451,080	10,739,446	5,004,251

OTHER INCOME (EXPENSE):
Interest income	1,162,486	17,773	2,362,612	20,289
Interest expense	(2,936,529)	(1,598,082)	(5,835,425)	(2,127,247)
Foreign currency transaction gain (loss)	21,718	(139,715)	(344,691)	(49,631)
Gain from cost method investment	132,753	347,651	132,753	347,651
Loss on equity method investment	(143,015)	(271,227)	(268,543)	(381,843)
Other income (expense)	5,084	226,487	(30,456)	252,158

Total Other Expense, net	(1,757,503)	(1,417,113)	(3,983,750)	(1,938,623)

(LOSS) INCOME BEFORE INCOME TAXES	(1,661,380)	5,033,967	6,755,696	3,065,628

INCOME TAXES	-	-	-	-

NET (LOSS) INCOME	$(1,661,380)	$5,033,967	$6,755,696	$3,065,628

LESS: NET (LOSS) INCOME ATTRIBUTABLE TO THE NON-CONTROLLING INTEREST	(85,370)	454,923	667,016	373,823

NET (LOSS) INCOME ATTRIBUTABLE TO OWNERS OF THE COMPANY	$(1,576,010)	$4,579,044	$6,088,680	$2,691,805

COMPREHENSIVE INCOME (LOSS):
NET (LOSS) INCOME	(1,661,380)	5,033,967	6,755,696	3,065,628
OTHER COMPREHENSIVE (LOSS) INCOME
Unrealized foreign currency translation gain (loss)	(166,176)	(3,066,793)	(1,854,615)	(167,444)
COMPREHENSIVE (LOSS) INCOME	$(1,827,556)	$1,967,174	$4,901,081	$2,898,184
LESS: COMPREHENSIVE (LOSS) INCOME ATTRIBUTABLE TO THE NON-CONTROLLING INTEREST	(98,734)	209,407	518,480	334,384
COMPREHENSIVE (LOSS) INCOME ATTRIBUTABLE TO OWNERS OF THE COMPANY	$(1,728,822)	$1,757,767	$4,382,601	$2,563,800

NET(LOSS)INCOME PER ORDINARY SHARE ATTRIBUTABLE TO OWNERS OF THE COMPANY
Basic and diluted	$(0.02)	$0.06	$0.08	$0.03

WEIGHTED AVERAGE ORDINARY SHARES OUTSTANDING:
Basic and diluted	79,055,053	79,055,053	79,055,053	79,055,053

Pingtan Marine Enterprise Ltd.	Page 7
August 17, 2020

PINGTAN MARINE ENTERPRISE LTD. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(IN U.S. DOLLARS)

	June 30,	December 31,
	2020	2019
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$3,405,523	$10,092,205
Restricted cash	10,770,608	-
Accounts receivable, net of allowance for doubtful accounts	12,624,501	9,273,446
Due from related parties	81,252,639	12,477,777
Inventories, net of reserve for inventories	56,605,991	30,527,752
Prepaid expenses	750,349	1,354,129
Other receivables	219,325	613,384

Total Current Assets	165,628,936	64,338,693

OTHER ASSETS:
Cost method investment	2,966,311	3,010,235
Equity method investment	27,249,283	27,923,464
Prepayment for long-term assets	63,950,903	49,040,338
Right-of-use asset	253,628	438,254
Property, plant and equipment, net	297,397,430	259,377,729

Total Other Assets	391,817,555	339,790,020

Total Assets	$557,446,491	$404,128,713

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$17,363,276	$7,951,766
Accounts payable - related parties	2,366,568	1,707,217
Short-term bank loans	90,684,370	10,034,116
Long-term bank loans - current portion	60,880,006	57,122,789
Accrued liabilities and other payables	11,579,704	11,428,018
Lease liability- current liability	222,567	375,922
Due to related parties	18,354	168,328

Total Current Liabilities	183,114,845	88,788,156

OTHER LIABILITIES:
Lease liability	-	32,203
Long-term bank loans - non-current portion	214,352,709	160,230,498

Total Liabilities	397,467,554	249,050,857

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY:
Equity attributable to owners of the company:
Ordinary shares ($0.001 par value; 125,000,000 shares authorized; 79,055,053 shares issued and outstanding at June 30, 2020 and December 31, 2019)	79,055	79,055
Additional paid-in capital	81,682,599	81,682,599
Retained earnings	60,375,134	54,286,454
Statutory reserve	15,748,751	15,748,751
Accumulated other comprehensive loss	(17,786,987)	(16,080,908)
Total equity attributable to owners of the company	140,098,552	135,715,951
Non-controlling interest	19,880,385	19,361,905

Total Shareholders’ Equity	159,978,937	155,077,856

Total Liabilities and Shareholders’ Equity	$557,446,491	$404,128,713

Pingtan Marine Enterprise Ltd.	Page 8
August 17, 2020

PINGTAN MARINE ENTERPRISE LTD. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

(IN U.S. DOLLARS)

	For the Six Months Ended June 30,
	2020	2019

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$6,755,696	$3,065,628
Adjustments to reconcile net income from operations to net cash provided by operating activities:
Depreciation	6,672,732	5,071,259
Increase in allowance for doubtful accounts	57,205	-
Increase (decrease) in reserve for inventories	2,000,619	(358,040)
Loss on equity method investment	268,543	381,843
Impairment loss of fishing vessels	-	2,475,442
Changes in operating assets and liabilities:
Accounts receivable	(3,567,172)	(2,452,909)
Inventories	(28,703,844)	(2,426,497)
Prepaid expenses	587,974	2,569
Other receivables	387,716	(375,533)
Other receivables - related party	-	(20,230)
Accounts payable	9,592,030	1,973,993
Accounts payable - related parties	688,894	(2,896,036)
Advance from customers	(824,813)	-
Accrued liabilities and other payables	1,145,268	2,572,773
Accrued liabilities and other payables - related party	-	(1,290)
Due to related parties	(323,577)	1,221,527

NET CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES	(5,262,729)	8,234,499

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(85,240,006)	(59,984,190)
Proceeds from government grants for fishing vessels construction	20,893,357	3,623,171
Deposit for purchase of land use right	-	(7,373,762)

NET CASH USED IN INVESTING ACTIVITIES	(64,346,649)	(63,734,781)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds of short-term bank loans	81,343,591	-
Proceeds from long-term bank loans	76,076,167	100,283,152
Repayments of long-term bank loans	(14,611,982)	(4,719,207)
Due to related parties	-	(10,220,387)
Due from related parties	-	(28,678,209)
Advance to related party-HL	(69,423,710)

NET CASH PROVIDED BY FINANCING ACTIVITIES	73,384,066	56,665,349

EFFECT OF EXCHANGE RATE ON CASH, CASH EQUIVALENTS AND RESTRICTED CASH	309,238	41,357

NET INCREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	4,083,926	1,206,424

CASH, CASH EQUIVALENTS AND RESTRICTED CASH - beginning of period	10,092,205	1,966,855

CASH, CASH EQUIVALENTS AND RESTRICTED - end of period	$14,176,131	$3,173,279

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for:
Interest	$6,750,422	$2,095,373
Income taxes	$-	$-

RECONCILIATION TO AMOUNTS ON CONSOLIDATED BALANCE SHEETS:
Cash and cash equivalents	3,405,523	3,173,279
Restricted cash	10,770,608	-
TOTAL CASH, CASH EQUIVALENTS AND RESTRICTED CASH	$14,176,131	$3,173,279
NON-CASH INVESTING AND FINANCING ACTIVITIES:
Acquisition of property and equipment by decreasing prepayment for long-term assets	$(15,731,909)	$-
Property and equipment acquired on credit as payable	$-	24,435,995